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                                                                 Exhibit (l)(15)

                               PURCHASE AGREEMENT


         The Galaxy Fund, a Massachusetts business trust (the "Trust"), and Liberty Funds Distributor, Inc., a Massachusetts corporation ("LFDI"), hereby agree with each other as follows:

         1.       The Trust hereby offers LFDI and LFDI hereby purchases (a) ten
(10) Class UU - Series 1 shares and ten (10) Class UU - Series 2 shares, all such shares representing interests in the Trust's New Jersey Municipal Money Market Fund, at a purchase price of $1.00 per share, (b) ten (10) Class VV - Series 1 shares and ten (10) Class VV - Series 2 shares, all such shares representing interests in the Trust's Florida Municipal Money Market Fund, at a purchase price of $1.00 per share, and (c) ten (10) Class WW - Series 1 shares, ten (10) Class WW - Series 2 shares and ten (10) Class WW - Series 3 shares, all such shares representing interests in the Trust's Institutional Prime Money Market Fund, at a purchase price of $1.00 per share, aggregating to seventy (70) shares of beneficial interest in the Trust (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). LFDI hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from LFDI of funds in the amount of $70.00 in full payment for the Shares.

         2. LFDI represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the ___ day of __________, 2002.

                                                THE GALAXY FUND


                                                By:
                                                    -----------------------
                                                Name:    John T. O'Neill
                                                Title:   President


                                                LIBERTY FUNDS DISTRIBUTOR, INC.


                                                By:
                                                    -----------------------
                                                Name:
                                                Title:


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